Exhibit 10. 2

AMENDMENT
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is effective as of the 15th day of December, 2016, and is made by and among Independence Bancshares Inc., a South Carolina corporation (the “Company”), Independence National Bank (the “Bank”), a national bank and wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”), and Schaefer M. Carpenter, an individual resident of South Carolina (the “Executive”). This Agreement amends that certain Amended and Restated Employment Agreement between the Employer and the Executive, dated December 10, 2008.

WHEREAS, the Employer and the Executive entered into an employment agreement, dated January 10, 2005 (the “Original Agreement”), whereby the Executive agreed to serve as Retail Banking Director of the Company and the Bank;

WHEREAS, the Employer and the Executive amended and restated the Original Agreement, effective as of December 10, 2008 (the “Amended and Restated Agreement”), to make certain updates to the Original Agreement required for compliance with Internal Revenue Code Section 409A;

WHEREAS, the parties now desire to further amend the Amended and Restated Agreement to make certain additional updates required for compliance with Internal Revenue Code Section 409A.

NOW, THEREFORE, the Company, the Bank, and the Executive do hereby agree as follows:

1. Section 4(g) of the Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following:

(g) The Executive may terminate this Agreement for Good Reason upon delivery of a Notice of Termination to the Employer or the Employer may terminate this Agreement without Cause upon delivery of a Notice of Termination to the Executive, in each case within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control. If the Executive's employment is terminated pursuant to this provision, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

(i) the Employer shall pay the Executive in cash within fifteen days of the date of termination severance compensation in a lump sum amount equal to his then current monthly base salary multiplied by 12, plus any bonus earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested);

(ii) Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Executive’s coverage, the duplicative coverage may be terminated by Employer; and

(iii) the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company's or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in Section 9 shall not apply to the Executive.

2. Section 17(i) of the Amended and Restated Agreement is hereby deleted in its entirety and replaced with the following:

(i) “Standard payroll procedures" shall mean payment no less frequently than monthly, including the written payroll procedures of the Employer.

3. The parties agree and acknowledge that the purpose of this Amendment is to revise the Amended and Restated Agreement to make certain updates required for compliance with Internal Revenue Code Section 409A and other legal compliance-related changes and any provision in the Amended and Restated Agreement to the contrary shall be of no further force and effect.

4. All other terms and conditions of the Amended and Restated Agreement, except as modified herein, shall remain in full force and effect and shall be binding on the parties hereto, their heirs, successors and assigns.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Employer have caused this Amendment to be executed and its respective seals to be affixed hereunto by its respective officers thereunto duly authorized, and the Executive has signed and sealed this Amendment, effective as of the date first above written.

INDEPENDENCE BANCSHARES, INC.
ATTEST:
By:	By:	/s/ Robert B. Willumstad

Name:	Name:	Robert B. Willumstad

	Title:	Chairman of the Board

INDEPENDENCE NATIONAL BANK
ATTEST:
By:	By:	/s/ Lawrence R. Miller

Name:	Name:	Lawrence R. Miller

	Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Schaefer M. Carpenter
Schaefer M. Carpenter